                                                             EXHIBIT NO. 99.1(k)

                               MFS SERIES TRUST XI

                               VERTEX ALL CAP FUND


         Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust, dated January 6, 1995, as amended, (the "Declaration"), of MFS Series Trust XI (the "Trust"), the undersigned, constituting a majority of the Trustees of the Trust, do hereby certify that Vertex All Cap Fund, a series of the Trust, has been terminated.

         IN WITNESS WHEREOF, the undersigned have executed this certificate this 10th day of April, 2001.


JEFFREY L. SHAMES
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Jeffrey L. Shames
38 Lake Avenue
Newton, MA   02459


NELSON J. DARLING, JR.
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Nelson J. Darling, Jr.
74 Beach Bluff Avenue
Swampscott, MA  01907


WILLIAM R. GUTOW
--------------------------------
William R. Gutow
3 Rue Dulac
Dallas, TX  75230